Exhibit 99.1

1075 South Boulder Road, Suite 205
Louisville, Colorado 80027

Tel: 303-665-4200
Fax: 303-665-5955

www.ctaintegrated.com

FOR IMMEDIATE RELEASE:  March 18, 2009

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Reports Fourth Quarter and
Year-End Results for 2008

GOLDEN, Colorado — Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced financial results for its fourth quarter and year ended December 31, 2008.

Net revenues for the fourth quarter of 2008 were $81.4 million compared to $82.9 million in the fourth quarter of the previous year.  Net loss for the fourth quarter of 2008 was $2.9 million compared to net loss of $1.1 million in the same quarter of the previous year.

Net revenues for the year ended December 31, 2008 were $362.5 million compared to $349.9 million for the year ended December 31, 2007.  Net loss for the year ended December 31, 2008 was $4.1 million compared to net income of $5.0 million for the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its fourth quarter and year-end operating results.  The conference call will be held at 10:30 a.m. Eastern Time on Thursday, March 19, 2009, and will be hosted by Stephen R. Roark, President of Jacobs Entertainment, Inc. and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Thursday, March 19, 2009 at 10:30 a.m. Eastern Time, please dial (877) 397-0235 and give confirmation code 5765134.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Thursday, March 19, 2009 at 1:30 p.m. Eastern Time. To access the replay, please dial (888) 203-1112 and reference the confirmation code 5765134.  The replay will run until midnight Eastern Time, Thursday, March 26, 2009.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno Casino in Reno, Nevada; the Gold Dust West-Carson City Casino in Carson City, Nevada; the Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and eight related off-track wagering facilities located in Virginia; and 18 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

-more-

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Total revenues	$89,353	$91,677	$396,242	$381,811
Promotional allowances	(7,978)	(8,803)	(33,718)	(31,953)
Net revenues	81,375	82,874	362,524	349,858

Costs and expenses	(77,559)	(76,922)	(339,435)	(316,779)

Operating income	3,816	5,952	23,089	33,079

Interest expense, net	(6,707)	(7,082)	(27,227)	(28,067)

Net (loss) income	$(2,891)	$(1,130)	$(4,138)	$5,012

SELECTED BALANCE SHEET DATA

	December 31,	December 31,
	2008	2007

Total assets	$342,529	$355,915
Total liabilities	$317,623	$327,490
Stockholder’s equity	$24,906	$28,425

(more)

EBITDA represents earnings before interest, income taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows holders of our debt and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its segments using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a key component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA and ADJUSTED EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income as reported above	$(2,891)	$(1,130)	$(4,138)	$5,012
Add:
Interest expense, net	6,707	7,082	27,227	28,067
Depreciation and amortization	5,109	4,937	19,935	18,104
EBITDA	$8,925	$10,889	$43,024	$51,183
Elko pre-opening expenses				797
Loss on change in fair value of investment in equity securities	2,514		6,577
Colorado Constitutional amendment costs	291		1,371
Goodwill impairment — GDW-Carson City			199
Abandonment costs — OTB closure	829		829
ADJUSTED EBITDA	$12,559	$10,889	$52,000	$51,980

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